UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2009
QLT Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other Jurisdiction of Incorporation)	000-17082 (Commission File Number)	N/A (IRS Employer Identification No.)
887 Great Northern Way, Suite 101, Vancouver, B.C. Canada, V5T 4T5
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (604) 707-7000
Not Applicable

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     This Current Report on Form 8-K/A amends certain information included in a Current Report on Form 8-K filed by QLT Inc. (the “Company”) on March 26, 2009 regarding the appointment of Kathryn Falberg to its Board of Directors (the “Board”) and the Audit Committee. The Company appointed Ms. Falberg to its Board and Audit Committee on March 25, 2009. Also effective March 25, 2009, C. Boyd Clarke will step down from the Audit Committee. This appointment brings the number of directors on the Board to seven. There is no arrangement or understanding between Ms. Falberg and any other person pursuant to which Ms. Falberg was elected as a director of the Company. There are no transactions in which Ms. Falberg has an interest requiring disclosure under Item 404(a) of Regulation S-K.
     Ms. Falberg will be eligible to receive cash and equity-based compensation for her service on the Board and Audit Committee. Ms. Falberg’s cash compensation will be comprised of a $30,000 retainer fee and a $5,000 fee for her membership in the Audit Committee, plus $1,500 for each Board or Audit Committee meeting attended by phone and $3,000 for each Board or Audit Committee meeting attended in person. Ms. Falberg is also eligible to receive a $3,000 fee for out-of-town travel to perform Board or Committee business at the specific request of the Board or Audit Committee. Pursuant to the Company’s Deferred Share Unit Plan, and assuming her election at the Annual Meeting of the shareholders, following such election, Ms. Falberg will receive all or part of her equity compensation in the form of Deferred Share Units (“DSUs”), which have a value equal to the closing price of the Company’s common shares on the TSX on the date of grant. The DSUs will vest monthly over 36 months from the date of grant. Ms. Falberg will also be eligible to receive stock options under the Company’s 2000 Incentive Stock Option Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2009	QLT INC.
	By:	/s/ Robert Butchofsky
		Name:	Robert Butchofsky
		Title:	President and Chief Executive Officer